        STOCK ACQUISITION AGREEMENT, made and entered into effective as of 12:00:01 am, August 1, 2003, among NU SKIN ENTERPRISES, INC., a Delaware corporation (“NSE”), Orrin T. Colby III, an individual (“Purchaser”), and Cygnus Resources Inc., a Delaware corporation (“Cygnus”)

WITNESSETH:

        WHEREAS, NSE owns, as of the date of this Agreement, all of the issued and outstanding capital stock of Cygnus, consisting of 1,000 shares of Common Stock, $0.001 par value (the “Cygnus Shares”);

        WHEREAS, NSE desires to transfer to Purchaser, and Purchaser desires to acquire the Cygnus Shares (the “Stock Acquisition”), all on the terms and subject to the conditions hereinafter set forth in exchange for, and in consideration for, the Cash Consideration (as defined herein) upon the terms and subject to the conditions set forth herein;

        WHEREAS, Cygnus is liable for the outstanding obligations and costs related to the employee medical benefit claims left unpaid by Meridian Benefit, Inc. and Intercare Health Plan, and NSE is willing to agree to assume such liabilities;

        WHEREAS, pursuant to that certain Settlement and Mutual Release Agreement dated as of February 3, 2003 between Cygnus, AdvantEdge Business Group, L.L.C., and various other related parties, AdvantEdge currently owes Cygnus approximately $110,000 (the “AdvantEdge Proceeds”), and Cygnus is willing to assign its rights to the AdvantEdge Proceeds as a way to offset the Meridian Liabilities assumed by NSE;

        WHEREAS, pursuant to that certain Continuing Guarantee executed by NSE on September 23, 2002 NSE agreed to guarantee the obligations of Cygnus under a policy of group health insurance issued to Cygnus by IHC effective as of October 1, 2002 and ending on December 31, 2003 (the “IHC Guarantee”), and the parties desire to take such actions as are necessary so that the IHC Guarantee does not continue, or have efficacy, beyond the current term of the Cygnus group health insurance policy;

        WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection herewith;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, NSE, Purchaser and Cygnus hereby agree as follows:

ARTICLE I

ACQUISITION AND TRANSFER

        SECTION 1.01. Acquisition and Transfer of Cygnus Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), NSE shall assign, transfer, convey and deliver to Purchaser the Cygnus Shares and deliver one or more certificates representing such Cygnus Shares (the “Cygnus Share Certificates”) to Purchaser as provided in Section 1.03 below in consideration of the Purchase Price described in Section 1.03 below.

        SECTION 1.02. Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable after execution of this Agreement, but not later than August 20, 2003, and shall take place at the offices of NSE at 75 West Center Street, Provo, Utah 84601.

        SECTION 1.03. Delivery of Shares and Payment of Purchase Price.

    (a)        At the Closing, NSE shall deliver to Purchaser the Cygnus Share Certificates evidencing the Cygnus Shares duly endorsed in the name of Purchaser or his designee.

    (b)        Subject to the terms and conditions set forth herein, in consideration for the assignment, transfer, conveyance and delivery of the Cygnus Shares, Purchaser will make annual payments (the “Annual Payments”) to NSE in cash, by check, or by wire transfer no later than 31 days after each Annual Payment Due Date (described below), equal to the lesser of (i) Cygnus’ Adjusted EBIT (as defined below) for the twelve months just ended on the applicable Annual Payment Due Date and (ii) the amount listed opposite the corresponding Annual Payment Due Date (the “Amount”).

      Annual Payment Schedule:

Annual Payment Due Date December 31,	Amount
2004	$ 25,000
2005	$ 75,000
2006	$125,000
2007	$175,000
2008	$225,000
2009	$255,000

    (i)        “Adjusted EBIT” shall mean annual calendar year earnings from Cygnus operations before deduction of interest payments and income taxes, as determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied, minus 3.0% of the client employee wages earned during the same period. Adjusted EBIT shall be determined by Cygnus promptly after the close of each fiscal year, and copies of its report setting forth its computation of EBIT shall be submitted in writing to NSE as soon as practicable after the close of each fiscal year. NSE shall have reasonable access to the books and records of Cygnus to verify the computations of Adjusted EBIT made by Cygnus. Unless NSE notifies Cygnus within 45 days after receipt of the report that it objects to the computation of Adjusted EBIT set forth therein, such report shall be binding and conclusive for purposes of this Agreement. If NSE notifies Cygnus within 45 days after receipt of the report that it objects to the computation of Adjusted EBIT set forth therein, NSE and Cygnus shall negotiate in good faith to determine Adjusted EBIT for that period. If no agreement is reached within 30 days, the determination shall be made by a mutually agreeable third-party independent certified public accountant, whose determination shall be binding and conclusive on the parties. If the independent accountant determines that Adjusted EBIT has been materially understated by Cygnus, Cygnus shall pay the independent accountant’s fees, costs, and expenses. Otherwise, NSE shall pay such costs, fees, and expenses.

    (ii)        Purchaser shall have no further obligation to make payments to NSE hereunder following the December 31, 2009 Annual Payment Due Date, provided, however, that this provision shall in no way be construed so as to relieve Purchaser from liability for defaults in payments of amounts otherwise due as provided in Section 1.03 (b).

    (iii)        Notwithstanding the foregoing, if, with respect to any given Annual Payment Due Date, Purchaser is obligated to make an Annual Payment equal to Adjusted EBIT as provided above, Purchaser shall be obligated during the following year thereafter to make quarterly payments equal to the Adjusted EBIT for the applicable quarter until the Deficiency Amount (as defined below) has been paid in full. If such quarterly payments do not result in the Deficiency Amount being paid in full, then the remaining unpaid portion of the Deficiency Amount shall be eliminated as a Deficiency Amount, carried over to the following Annual Payment Due Date and added to the corresponding Amount, with the resulting amount replacing such corresponding Amount listed in the Annual Payment Schedule above. For purposes of the foregoing, the “Deficiency Amount” with respect to any particular Annual Payment Due Date shall mean the difference, if any, between the corresponding Amount and Adjusted EBIT.

    (iv)        Purchaser may, without penalty, prepay Amounts not yet due. The amounts of any such prepayments shall be deducted from the Amount due for the following Annual Payment Due Date, with the resulting amount replacing such corresponding Amount listed in the Annual Payment Schedule above.

    (v)        “Purchase Price” shall mean the aggregate of all payments required to be made pursuant to this Section 1.03. In no event shall the Purchase Price exceed $880,000.

    (vi)        Purchaser shall be entitled to rely on the funds of Cygnus as the sole source of funds for payment of the Purchase Price. Purchaser shall not be obligated to pay the Purchase Price out of any source other than the funds of Cygnus. Notwithstanding the foregoing, if with respect to any given Annual Payment Due Date there is a Deficiency Amount, , the foregoing provisions of Section 1.03(b)(vi) shall be void and have no effect with respect to that portion of the Deficiency Amount equal to any distribution from Cygnus that Purchaser receives or becomes entitled to (other than reasonable compensation and Purchase Price payments) with respect to the accounting year corresponding to such Annual Payment Due Date.

    (vii)        Notwithstanding the foregoing, in the event that (a) Cygnus is acquired by means of a stock acquisition, reorganization, merger, consolidation or the like, (b) Cygnus sells, leases, or otherwise transfers or conveys all or substantially all of its assets, or (c) is otherwise liquidated, dissolved, or wound up, then $880,000 (less any amount of the Purchase Price already paid) shall become immediately due and payable. This provision shall in no way be construed to alter the provisions of Section 1.03(b)(iv), (v), or (vi).

    (viii)        Purchaser hereby pledges and assigns to NSE, and hereby grants to NSE a first priority security interest in all of Purchaser’s right, title and interest in and to the Cygnus Shares and any derivatives thereof as collateral security for payment of the Purchase Price when due. Purchaser shall deliver to NSE the certificate(s) representing the Cygnus Shares along with an executed blank stock assignment. Upon default by Purchaser of his obligation to pay the Purchase Price in accordance with the terms of this Agreement, NSE shall have the right to transfer to or register in the name of NSE the Cygnus Shares. So long as all Purchase Price payments are made as they become due under this Agreement, Purchaser shall have the right to vote all of the Cygnus shares. Purchaser shall not sell, transfer, encumber, or otherwise dispose of any part of the Cygnus Shares without the prior written consent of NSE. This pledge of shares shall continue until the full Purchase Price is paid according to the terms of this Agreement, at which time the Cygnus Shares shall be promptly delivered to Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF NSE

        NSE represents and warrants to Purchaser that the statements contained in this Article II are true and correct as of the date hereof, and will be true as of the Closing.

SECTION 2.01. Organization. Authority and Qualification of Cygnus: Execution and Delivery. (a) Cygnus (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all the necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business as it has been and is currently conducted by it.

    (b)        Cygnus is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a material adverse effect on Cygnus.

    (c)        All corporate actions taken by Cygnus have been duly authorized, and Cygnus has not taken any action that conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or Bylaws in any material way.

        SECTION 2.02. Due Execution and Delivery by Cygnus and NSE. This Agreement has been duly executed and delivered by Cygnus and NSE, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes legal, valid and binding obligations of Cygnus and NSE enforceable against Cygnus and NSE in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

        SECTION 2.03. Capital Stock of Cygnus; NSE’s Ownership of Cygnus Shares.

    (a)        The authorized capital stock of Cygnus consists of 1,000,000 shares of capital stock, 600,000 of which are designated as “Common Stock”, and 400,000 of which are designated as “Preferred Stock”. As of the date hereof, 1,000 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Except for the Cygnus Shares, there are no other equity securities of Cygnus outstanding. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Cygnus or obligating Cygnus or NSE to issue or sell any shares of capital stock of, or any other interest in, Cygnus. There are no outstanding contractual obligations of Cygnus to repurchase, redeem or otherwise acquire any of its shares or to provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in, any other person.

    (b)        As of the date hereof, NSE is the record and beneficial owner of and has good and valid title to the Cygnus Shares, free and clear of all encumbrances (except for restrictions on transfer imposed by applicable securities laws). Upon consummation of the transaction contemplated by this Agreement and registration of the Cygnus Shares in the name of Purchaser, Purchaser will own all the issued and outstanding capital stock of Cygnus free and clear of all encumbrances. Upon consummation of the transaction contemplated by this Agreement, the Cygnus Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Cygnus Shares.

        SECTION 2.04. No Conflict. Assuming that all required consents, approvals, authorizations and other actions described in Section 3.06 have been obtained, the execution, delivery and performance of this Agreement by Cygnus and NSE and the consummation of the transaction contemplated herein in the manner contemplated hereby do not and will not violate, conflict with or result in the breach of any provision of the charter or by-laws of Cygnus.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to NSE as follows:

        SECTION 3.01. Investment Purpose. Purchaser is acquiring the Cygnus Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

ARTICLE IV

ADDITIONAL AGREEMENTS AND COVENANTS

        SECTION 4.01. Assumption of Liabilities.

    (a)        NSE agrees to and hereby does expressly assume and agree to pay, discharge, perform, satisfy and resolve the Meridian Liabilities (as defined in Section 4.01(b) below). NSE does not agree to assume any liabilities or obligations of Cygnus other than the Meridian Liabilities, provided, however, that this does not negate the indemnification obligations provided in Article VI.

    (b)        “Meridian Liabilities” include any and all liabilities or obligations of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several or otherwise, arising out of or related to employee benefit claims left unpaid by Meridian Benefit, Inc. and Intercare Health Plan , including but not limited to payments of medical claims, legal and all other costs and expenses, governmental and regulatory fines, and claims by or obligations to brokers, third party administrators, AdvantEdge, Meridian, or any other person in relation thereto. Meridian Liabilities expressly include, but are not limited to, the corresponding compliance liabilities related to the United States Department of Labor and other governmental authorities, including penalties, fines, adverse claims and the like from such authorities.

    (c)        NSE agrees to keep Cygnus reasonably informed of the status of the resolution of the Meridian Liabilities on an on-going basis, including making permanently available all pertinent records, files, correspondence, and the like. NSE also agrees to promptly inform Cygnus of any matters it is aware of related to the Meridian Liabilities which could reasonably impact the business of Cygnus in any material way.

        SECTION 4.02. Assignment of AdvantEdge Proceeds. Cygnus agrees to and hereby does assign to NSE its rights to receive the AdvantEdge Proceeds (as previously defined herein). If AdvantEdge pays any of the AdvantEdge proceeds to Cygnus, Cygnus agrees that NSE is the legal owner of these funds, and Cygnus will immediately pay or forward these funds to NSE. In addition, Cygnus agrees to inform AdvantEdge of this assignment of proceeds as soon as practicable after the Closing. NSE agrees to hold Cygnus harmless from any costs or other liabilities incurred by NSE in pursuit of the AdvantEdge Proceeds.

        SECTION 4.03. IHC Guarantee. Cygnus agrees that it will not renew, extend or otherwise continue its current policy of group health insurance issued by IHC beyond the current policy period ending December 31, 2003 unless and until IHC has released NSE from its guarantee obligations under the IHC Guarantee (as previously defined herein).

        SECTION 4.04. Liability Insurance. The parties agree that after the Closing, Cygnus shall be responsible for obtaining its own liability insurance, and that NSE shall have no obligation to maintain liability insurance on behalf of Cygnus. NSE agrees to provide Cygnus with copies of any insurance policies it is aware of that are in Cygnus’ name, and to inform Cygnus within 10 business days of any removal of Cygnus’ name or property from any liability insurance carried by NSE on Cygnus’ behalf.

        SECTION 4.05 Intercompany Agreements. NSE and Cygnus agree that all agreements, contracts, and the like between NSE (or its affiliates) and Cygnus shall be terminated as of the Closing Date, and after the Closing Date, neither party shall be bound thereby or have any liability thereunder, other than unsatisfied obligations incurred pursuant to such agreements, contracts, and the like prior to the Closing Date.

        SECTION 4.06. Use of NSE Resources. The parties agree that until September 30, 2003, Cygnus may continue to utilize the facilities, equipment, administrative resources, technical support, and the like in a manner consistent with its use of such prior to the Closing at no cost to Cygnus, provided, however, that if such NSE facility and resources are used by Cygnus in a manner that exceeds current practice, or if Cygnus desires to continue to utilize the facilities and resources of NSE after September 30, 2003, it may only do so pursuant to an arrangement acceptable to NSE that provides for payment by Cygnus for such use of resources. NSE is under no obligation to allow Cygnus to continue its occupation of NSE premises or use of its resources after September 30, 2003.

        SECTION 4.07. Confidentiality. NSE and Purchaser each agree to, and shall cause each of their respective agents, representatives and affiliates to: (i) treat and hold as confidential (and not disclose or provide access to any person to) all information relating to trade secrets, processes, patent and trademark applications, product development, pricing and marketing plans, policies and strategies, operations methods, product development techniques, new personnel acquisition plans and all other confidential information with respect to Cygnus (in the case of NSE) and NSE (in the case of Purchaser), (ii) in the event that NSE or Purchaser or any agent, representative, affiliate, employee, officer or director of each becomes legally compelled to disclose any such information, provide NSE or Purchaser, as the case may be, with prompt written notice of such requirement so that NSE or Purchaser, as the case may be, may seek a protective order or other remedy or waive compliance with this Section 4.07 and (iii) in the event that such protective order or other remedy is not obtained, or NSE or Purchaser, as the case may be, waives compliance with this Section 4.07 furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information. NSE and Purchaser each agrees and acknowledges that remedies at law for any breach of their obligations under this Section 4.07 are inadequate and that in addition thereto NSE and Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

        SECTION 4.08. Regulatory and Other Authorizations: Notices and Consents.

    (a)        NSE and Purchaser shall cooperate in obtaining (or causing Cygnus to obtain) all authorizations, consents, orders and approvals of all governmental authorities and officials that may be or become necessary for the execution and delivery of, and the performance of, obligations pursuant to this Agreement and will cooperate in promptly seeking to obtain all such authorizations, consents, orders and approvals.

    (b)        NSE and Purchaser shall cooperate in giving promptly such notices to third parties and use their best efforts to obtain such third party consents and estoppel certificates as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

    (c)        NSE and Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for Cygnus any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Cygnus is a party is not obtained prior to the Closing, NSE will, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

        SECTION 4.09 Records, Files, etc. NSE agrees to provide originals or copies of all records, files, data and other documents, electronic or otherwise, pertinent to the business of Cygnus.

        SECTION 4.10 Tax Returns. NSE agrees to continue filing consolidated tax returns for Cygnus through the period ending as of the date hereof.

        SECTION 4.11. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

        SECTION 5.01. Conditions to Obligations of all parties. The obligations of each party to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions by the other parties:

    (a)        Representations, Warranties, and Covenants. The representations and warranties of the other parties contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and the covenants and agreements contained in this Agreement to be complied with by the other parties on or before the Closing shall have been complied with in all material respects.

    (b)        Governmental Consents. All authorizations, consents, orders, and approvals of all governmental authorities and officials that may be necessary for the execution and delivery of, and the performance of, obligations pursuant to this Agreement shall have been obtained.

    (c)        Intercompany Payables. The books of NSE shall have been adjusted appropriately to reflect the capitalization by NSE of the approximately $690,000 intercompany debt owed by Cygnus to NSE on the closing books for July 2003, and NSE shall have delivered to Purchaser Cygnus’ unaudited balance sheet for the period ended July 31, 2003, reflecting such capitalization.

    (d)        Cygnus Financial Statements. NSE shall have delivered to Purchaser copies of the balance sheet, income statement, and statement of cash flows of Cygnus for the period ending July 31, 2003. Such financial statements shall reflect the capitalization of intercompany debt as provided in Section 5.01(c).

    (e)        Schedule of Cygnus Assets. NSE shall have delivered to Purchaser a complete schedule of the assets that, to the knowledge of NSE, are owned by Cygnus as of July 31, 2003.

    (f)        Schedule of Cygnus Liabilities. NSE shall have delivered to Purchaser a complete schedule of liabilities that, to the knowledge of NSE, are owed by Cygnus as of the date hereof. This schedule of liabilities is the same as that referenced below in Section 6.02(e).

    (g)        Officers and Directors. Each current officer and director of Cygnus shall have resigned from their respective positions, effective as of the Closing.

    (h)        Corporate Documents. NSE shall have delivered to Purchaser originals of the Stock Register, Articles of Incorporation, Bylaws, Board Minute Book, and Corporate Seal.

ARTICLE VI

INDEMNIFICATION

        SECTION 6.01. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, the indemnification provisions of this Article VI and all statements contained in this Agreement or other document delivered pursuant to this Agreement or in connection with the transaction contemplated by this Agreement (collectively, the “Acquisition Documents”), shall survive the Closing. Neither the survival nor the liability of the parties with respect to their representations and warranties shall be reduced by any investigation made at any time by or on behalf of any other party.

        SECTION 6.02. Indemnification by NSE. Purchaser, his affiliates and their successors and assigns, and the officers, directors, employees and agents of Purchaser, his affiliates, and their successors and assigns (each an “Indemnified Party”) shall be indemnified and held harmless by NSE (the “Indemnifying Party”) for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

    (a)        the breach of any representation or warranty made by NSE contained in the Acquisition Documents;

    (b)        the breach of any covenant or agreement by NSE contained in the Acquisition Documents;

    (c)        any liabilities or obligations of Cygnus arising from or relating to actions or inactions of Cygnus or the conduct of its business prior to the Closing, including, but not limited to, taxes, assessments, penalties, fines, and interest associated with the filing of consolidated tax returns by NSE through the date hereof; or

    (d)        any and all Losses suffered or incurred by Cygnus by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Cygnus prior to the Closing.

    (e)        Notwithstanding the foregoing, the indemnification obligations provided by NSE in this Section 6.02 do not apply to the liabilities described in Schedule 6.02(e), relating to ordinary course liabilities of Cygnus as reflected in Cygnus’ books as of the date hereof, and any such liabilities relating to the period between the date hereof and the Closing.

        SECTION 6.03. Indemnification by Cygnus. NSE, its affiliates and their successors and assigns, and the officers, directors, employees and agents of NSE, its affiliates, and their successors and assigns (each an “Indemnified Party”) shall be indemnified and held harmless by Cygnus (the “Indemnifying Party”) for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

    (a)        the breach of any representation or warranty made by Purchaser contained in the Acquisition Documents;

    (b)        the breach of any covenant or agreement by Cygnus or Purchaser contained in the Acquisition Documents;

    (c)        liabilities incurred by NSE pursuant to the IHC Guarantee arising out of actions or inactions of Cygnus or the conduct of its business after the Closing;

    (d)        any liabilities or obligations of Cygnus arising from or relating to actions or inactions of Cygnus or the conduct of its business after the Closing; or

    (e)        any and all Losses suffered or incurred by NSE by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Cygnus after the Closing.

        SECTION 6.04. Indemnification Procedures. An Indemnified Party shall give the applicable Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If an Indemnified Party shall receive notice of any claim by a third party, the Indemnified Party shall give the applicable Indemnifying Party notice of such third party claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release such Indemnifying Party from any of its obligations under this Article VI except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that they may have to any Indemnified Party otherwise than under this Article VI. If any Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such third party claim, then such Indemnifying Party shall be entitled to assume and control the defense of such third party claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such third party claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, an witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such third party claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such third party claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

ARTICLE VII

GENERAL PROVISIONS

        SECTION 7.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        SECTION 7.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

(a)

if to NSE:

Nu Skin Enterprises, Inc.
One Nu Skin Plaza
75 West Center
Provo, Utah 84601
Telecopy:(801) 345-3899
Attention: D. Matthew Dorny

(b)

if to Purchaser or Cygnus:

Orrin T. Colby III
406 Oakley St.
Salt Lake City, UT 84116
Telecopy: (801) 406-0209
Attention: Orrin T. Colby III

        SECTION 7.03. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 7.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        SECTION 7.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

        SECTION 7.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties (which consent may be granted or withheld in the sole discretion of such other parties); provided, however, that NSE may assign this Agreement to an affiliate of NSE without the consent of the other parties, provided further, however that no such assignment shall release NSE from its payment and performance obligations herewith, and that NSE agrees to notify Purchaser and Cygnus of such assignment within 15 days.

        SECTION 7.07. No Third Party Beneficiaries. Except for the provisions of Article VII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 7.08. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party.

        SECTION 7.09. Waiver. Any party may (a) extend the time for the performance of any of the obligations or other acts of an other party, (b) waive any inaccuracies in the representations and warranties of an other party contained herein or in any document delivered by an other party pursuant thereto or (c) waive compliance with any of the agreements or conditions of an other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

        SECTION 7.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF UTAH, EXCLUDING (TO THE GREATEST EXTENT PERMISSIBLE BY LAW) ANY RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF UTAH.

        SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 7.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        IN WITNESS WHEREOF, the NSE, Purchaser, and Cygnus have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NU SKIN ENTERPRISES, INC., a Delaware corporation (“NSE”)

By:        /s/ Mark L. Adams
Name:    Mark L. Adams
Title:      Vice President

ORRIN T. COLBY III, an individual (“PURCHASER”)

/s/ Orrin T. Colby III

CYGNUS RESOURCES, INC., a Delaware corporation (“CYGNUS”)

By:        /s/ Paul D. Swan
Name:    Paul D. Swan
Title:      President

   SCHEDULE 6.02(e)

CYGNUS LIABILITES

Accounts Payable

Trade Payables	92,361

Accounts Payables Total		92,361

Accrued Liabilities

Wages Payable	(357)
Accrued Payroll Taxes	9,612
Other Accrued Liabilities	116,722
Cafeteria Plan (125) Payable	(5437)
401(k) Payable	1,452
Other Accruals - Clearing	17,279
Sales Tax - AP	(254)
Social Security W/H	4,531
Medicare W/H	1,210
Federal W/H	1,384
State W/H	32,894
City Tax	736

Accrued Liabilities Total		179,772

Cygnus Liabilities TOTAL		272,133

ASSIGNMENT SEPARATE FROM CERTIFICATE

        FOR VALUE RECEIVED, Nu Skin Enterprises, Inc. hereby sells, assigns, and transfers unto Orrin T. Colby III, one thousand (1,000) shares of the Common Stock of Cygnus Resources, Inc., standing in the undersigned’s name on the books of said corporation, represented by Certificate No. 001, and does hereby irrevocably constitute and appoint D. Matthew Dorny attorney to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:_________________________

NU SKIN ENTERPRISES, INC.

By:___________________________
Name:
Title:

ASSIGNMENT SEPARATE FROM CERTIFICATE

        FOR VALUE RECEIVED, Orrin T. Colby hereby sells, assigns, and transfers unto Nu Skin Enterprises, Inc. _______________ (_______) shares of the Common Stock of Cygnus Resources, Inc., standing in the undersigned’s name on the books of said corporation, represented by Certificate(s) No. _________, and does hereby irrevocably constitute and appoint _________________ attorney to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:_________________________

_________________

(signature)

_________________

(print name)

[This assignment may only be completed and delivered in accordance with the terms of the Stock Acquisition Agreement dated as of August 1, 2003 between the signatory hereof and Nu Skin Enterprises, Inc.]